As filed with the Securities and Exchange Commission on June 11, 2019 Registration No. 333-208315

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to

FORM S-11

FOR REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Redwood Mortgage Investors IX, LLC

(Exact name of registrant as specified in its charter)

177 Bovet Road, Suite 520

San Mateo, CA 94402

(650) 365-5341

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael R. Burwell

177 Bovet Road, Suite 520

San Mateo, CA 94402

(650) 365-5341

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Teresa V. Pahl, Esq.

K. Bradley Rogerson, Esq.

Hanson Bridgett LLP

425 Market Street

26th Floor

San Francisco, CA 94105

Tel: (415) 995-5079

Fax: (415) 995-3431

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment No. 3 to Form S-11 Registration Statement (333-208315) is being filed to deregister all of the 89,334,000 units of limited liability company interests that remained unsold as of April 30, 2019.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

The registrant hereby amends this registration statement on such date to deregister all of the units of limited liability company interests which were registered under Form S-11 Registration Statement (333-208315), as amended, that remain unsold as of April 30, 2019.

REDWOOD MORTGAGE INVESTORS IX, LLC

Termination of Primary Offering and Deregistration of Shares of Common Stock

Redwood Mortgage Investors IX, LLC (“we,” “our,” or the “Company”), a Delaware limited liability company, was formed on October 8, 2008, for the purpose making and generally holding-for-investment mortgage loans secured by California real estate, primarily through first and second deeds of trust. If the dollar amount of pending loan applications meeting our investment criteria exceeds the capital available to lend, we may also engage in opportunistic loan sales to third parties from time to time. We are externally managed by Redwood Mortgage Corp., a California corporation and we are governed by our Ninth Amended and Restated Limited Liability Company Operating Agreement.

We are qualified to do business in California and commenced active business operations in October 2009. Since that time, we have offered and sold our limited liability company interests (“Units”) publicly pursuant to registration statements filed with the Securities and Exchange Commission (“SEC”) on Form S-11. In June 2016, the Company’s registration statement on Form S-11 was filed with the SEC (SEC File No. 333-208315) (“June 2016 Registration Statement”) to offer up to 120,000,000 Units ($120,000,000) to the public (the “Primary Offering”) and 20,000,000 Units ($20,000,000) to our members (“Members”) pursuant to the Distribution Reinvestment Plan (“DRIP Units”). As of April 30, 2019, the Company had sold approximately 90,067,000 Units – 39,407,000 Units under previous registration statements and approximately 50,660,000 Units (including DRIP Units under the Plan) under the June 2016 Registration Statement. Correspondingly, gross proceeds from unit sales at $1 per unit (including DRIP Units issued under the Plan) were approximately $39,407,000 and $50,660,000, respectively.

The offer and sale of Units under the June 2016 Registration Statement terminated on April 30, 2019. The Primary Offering is now closed. The ability to acquire additional Units is limited to Members of record as of April 30, 2019 that previously elected to participate in the Distribution Reinvestment Plan (“Plan”) or that elect to participate in the Plan as described in a Form S-3 Registration Statement (SEC File No. 333-231333) (collectively, “Participants”), which was declared effective by the SEC on May 9, 2019, pursuant to which the Company registered an economical and convenient way for existing holders of Units to designate their cash distributions for reinvestment in additional Units issued through the Plan. Participants that have enrolled in the Plan may designate all or a portion of the periodic cash distributions payable with respect to their existing Units to be automatically reinvested in additional Units issued under the Plan (“New DRIP Units”) at the rate of $1.00 per New DRIP Unit. Pursuant to the S-3 Registration Statement filed on May 9, 2019 (“May 2019 Registration Statement”), we registered up to up to 15,000,000 New Drip Units ($15,000,000).

The New DRIP Units are identical to the Units offered in the Primary Offering except that Units in the Primary Offering were purchased for cash at the rate of $1.00 per Unit and New DRIP Units are issued in exchange for income otherwise distributable to Participants at the rate of one (1) Unit for each $1.00 of monthly income retained by the Company and credited to a Member’s capital account under the Plan. New DRIP Units are also not subject to commissions or deductions for any offering or formation expenses of the Company. The proceeds reinvested by Members in exchange for New DRIP Units will be primarily used to fund additional loan investments we make in the future. For more information regarding our existing loan portfolio as well as our loan objectives and criteria refer to our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on April 1, 2018.

The Company has terminated the Primary Offering effective as of the close of business on April 30, 2019 and is filing this Post-Effective Amendment No. 3 to the June 2016 Registration Statement in order to withdraw from registration all of the Units of the Company’s limited liability company interests covered by the June 2016 Registration Statement which remain unsold at the termination of the Initial Offering, a total of 89,340,000 Units that were registered but not sold in connection with the Primary Offering.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment to the June 2016 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on June 11, 2019.

REDWOOD MORTGAGE INVESTORS IX, LLC

By: Redwood Mortgage Corp., Manager

By:	/s/ Michael R. Burwell
Michael R. Burwell
President, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the June 2017 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Michael R. Burwell Michael R. Burwell	President, Secretary/Treasurer and a Director of Redwood Mortgage Corp. (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	June 11, 2019

/s/ Lorene A. Randich Lorene A. Randich	Director of Redwood Mortgage Corp.	June 11, 2019

/s/ Thomas R. Burwell Thomas R. Burwell	Director of Redwood Mortgage Corp.	June 11, 2019

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